Autodesk announces Mary T. McDowell to step down from Board of Directors

SAN FRANCISCO, CA. – February 27, 2025 – Autodesk, Inc. (NASDAQ: ADSK) today announced that Mary T. McDowell has informed the Autodesk Board of Directors of her intention not to seek re-election at the company’s 2025 Annual Meeting of Stockholders. Ms. McDowell joined the Autodesk Board in March 2010.

"We are deeply grateful for Mary’s dedication to Autodesk as she has been an integral member of our Board, and a critical part of the company’s success over the past 15 years," said Stacy Smith, Autodesk Board Chair. "Her outstanding leadership in overseeing Autodesk's strategic direction for over a decade has resulted in significant growth, profitability and shareholder value creation. Mary’s business acumen has provided effective oversight, supporting the company through numerous milestones and positioning it favorably to drive continued success. On behalf of the full Board, I would like to thank Mary for her commitment to and positive impact on Autodesk.”

"I am grateful to have had the opportunity to work with talented and committed colleagues on the Board to help provide oversight and support for Autodesk along what has been an incredible journey of growth and value creation," said Ms. McDowell. "I look forward to celebrating the continued success of Autodesk and its leadership team as they continue to lead the way in Design and Make and drive sustainable value for shareholders.”

In December 2024, the company announced that Lorrie Norrington stated her intention not to stand for re-election at Autodesk’s 2025 Annual Meeting and that John Cahill, former Chairman and CEO of Kraft Foods, and Ram Krishnan, Executive Vice President and Chief Operating Officer of Emerson, were joining the Board. John and Ram bring extensive boardroom experience and a history of shareholder value creation. Their appointments have significantly enhanced the Board's breadth and depth of expertise.

Smith concluded, “Autodesk is continuing its history of maintaining a strong Board comprised of independent and engaged directors with the right mix of skills and experience to provide effective oversight of the execution of Autodesk’s strategy. While we will miss Lorrie’s and Mary’s contributions to the company, we remain well positioned for the future.”

With these planned changes, Autodesk will have reduced the size of its Board, consistent with its previously stated commitment.

About Autodesk

The world's designers, engineers, builders, and creators trust Autodesk to help them design and make anything. From the buildings we live and work in, to the cars we drive and the bridges we drive over. From the products we use and rely on, to the movies and games that inspire us. Autodesk's Design and Make Platform unlocks the power of data to accelerate insights and automate processes, empowering our customers with the technology to create the world around us and deliver better outcomes for their business and the planet. For more information, visit autodesk.com or follow @autodesk. #MakeAnything

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

CONTACTS:

Investors, Simon Mays-Smith, 415-746-0137, simon.mays-smith@autodesk.com;
Press, autodesk.pr@autodesk.com; FGS Global: John Christiansen/Jared Levy/Warren Rizzi, Autodesk@FGSGlobal.com

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